OBN Holdings


December 18, 2003

Dr. Larry Taylor
4322 Wilshire Blvd., Suite 300
Los Angeles, CA 90010

Re:	OBN Holdings Stock Owned by Creighton Taylor
        with you as Custodian

Dear Dr. Taylor:

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, on behalf of Creighton Taylor, a minor, you agree to the following:

     1. All shares of OBN Holdings, Inc. common stock owned by you, which totals 5,000, shall have a lock-up period of one (1) year from the effective date of the current SB-2 filing, and may not be sold prior to that time;

     2. Should, prior to the aforementioned lock-up period, you elect to gift, or otherwise grant any third party shares of stock you currently own, any such stock gifted or granted shall have the same lock-up provisions as if you continued to own the shares; and

     3. Once the lock-up period has expired, you shall not exceed the currently existing SEC 144 Regulations, which includes not selling any more than one percent (1%) of the outstanding shares within a ninety (90) day period, and filing Forms 3, 4 or 5 with the SEC.

If you are in agreement with the aforementioned terms and conditions, please acknowledge by signing below.

Sincerely,

/s/ Donald Wilson
Donald Wilson
Corporate Secretary


Agreed and accepted

/s/ Larry Taylor
_________________________________________
Larry Taylor f/b/o Creighton Taylor, a minor

8275 South Eastern Ave., Suite 200 . Las Vegas, NV 89123
        (702) 938-0467 . (702) 990-8681 Fax

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